UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2021

CHASE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-9852	11-1797126
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 University Avenue, Westwood, Massachusetts 02090

(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code: (781) 332-0700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.10 par value	CCF	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 — Entry into a Material Definitive Agreement

On July 27, 2021, Chase Corporation (“Chase” or the “Company”) entered into the Second Amended and Restated Credit Agreement (the “New Credit Agreement”) by and among the Company (the “Chase Borrower”), NEPTCO Incorporated (“NEPTCO”), certain Subsidiaries of the Company and NEPTCO party thereto as Guarantors, the financial institutions party thereto as Lenders, and Bank of America, N.A., as administrative agent, with participation from Wells Fargo Bank, N.A., PNC Bank, N.A. and JPMorgan Chase Bank, N.A.

The New Credit Agreement was entered into to amend, restate and extend the Company’s preexisting Amended and Restated Credit Agreement (the “Existing Credit Agreement”), which previously had a maturity date of December 15, 2021, and to provide for additional liquidity to finance acquisitions, working capital and capital expenditures, and for other general corporate purposes.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Under the New Credit Agreement, Chase obtained an increased revolving credit loan (the “New Revolving Facility”), with borrowing capabilities not to exceed $200.0 million at any time, with the ability to request an increase in this amount by an additional $100.0 million at the individual or collective option of any of the Lenders. The applicable interest rate for the New Revolving Facility and New Term Loan (defined below) is based on the effective London Interbank Offered Rate (LIBOR) plus a range of 1.00% to 1.75%, depending on the consolidated net leverage ratio of Chase and its subsidiaries. The New Credit Agreement has a five-year term with interest payments due at the end of the applicable LIBOR period (but in no event less frequently than the three-month anniversary of the commencement of such LIBOR period) and principal payment due at the expiration of the agreement, July 27, 2026. The New Credit Agreement contains provisions that may replace LIBOR as the benchmark index under certain circumstances. In addition, the Company may elect a base rate option for all or a portion of the New Revolving Facility, in which case interest payments shall be due with respect to such portion of the New Revolving Facility on the last business day of each quarter.

Subject to certain conditions set forth in the New Credit Agreement, the Company may elect to convert all or a portion of the outstanding New Revolving Facility into a new term loan twice during the term of the New Revolving Facility (each, a “New Term Loan”, and collectively with the New Revolving Facility, the “New Credit Facility”), which New Term Loan shall be payable quarterly in equal installments sufficient to amortize the original principal amount of such Term Loan on a ten year amortization schedule.

The outstanding balance on the New Credit Facility is guaranteed by all of Chase’s direct and indirect domestic subsidiaries. The New Credit Facility is subject to restrictive covenants under the New Credit Agreement, and financial covenants that require Chase and its subsidiaries to maintain certain financial ratios on a consolidated basis, including a consolidated net leverage ratio of 3.25 to 1.00 and a consolidated interest coverage ratio of 3.50 to 1.00 (both defined in the New Credit Agreement). The New Credit Agreement also places certain Lender-approval requirements as to the size of permitted acquisitions which may be entered into by the Company and its subsidiaries, and allows for a temporary step-up in the allowed consolidated leverage ratio for the four fiscal quarters ending after certain designated acquisitions.

Prepayment is allowed by the New Credit Agreement at any time during the term of the agreement, subject to customary notice requirements and the payment of customary LIBOR breakage fees.

In connection with entry into the New Credit Agreement, Chase amended and restated its Existing Credit Agreement, the Revolving Facility of which was substantially available as of July 27, 2021, and the Term Loan option of which was never utilized, and which together fully constituted the Existing Credit Agreement.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1

Second Amended and Restated Credit Agreement dated as of July 27, 2021 by and among Chase Corporation, NEPTCO Incorporated, the Guarantors, Bank of America, N.A., as administrative agent and Lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: August 2, 2021	By:	/s/ Michael J. Bourque
Michael J. Bourque
Treasurer and Chief Financial Officer

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